UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2020

STONEMOR INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39172	80-0103152
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3600 Horizon Boulevard Trevose, Pennsylvania		19053
(Address of principal executive offices)		(Zip Code)

(215) 826-2800

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	STON	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Kevin D. Patrick

On September 4, 2020, the Board of Directors of StoneMor Inc. (the “Company”) increased the number of directors from seven to eight and elected Kevin D. Patrick as a director to fill the vacancy created thereby, to serve until the 2020 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Mr. Patrick, age 59, has been Senior Vice President, Chief Financial Officer and Treasurer of Colonial Williamsburg Foundation since August 2017. In this capacity, he is responsible for all financial aspects of the operation of the Foundation, which has assets of approximately $1.0 billion, including an endowment of approximately $700.0 million, annual revenues in excess of $200.0 million and approximately $337.0 million in outstanding debt. As a member of the Foundation’s leadership team, Mr. Patrick works closely with the Board of Trustees and its committees. From April 2016 until August 2017, Mr. Patrick was Vice President and Chief Financial Officer of ML Foods, LLC, ,a division of Marcus Leomonis LLC focused in the restaurant/bar industry. From August 2014 through April 2016, he was an Executive Managing Partner of Blackwater Strategic Advisors, a transaction development and strategic advisory firm targeting early stage to mid-sized companies looking to raise capital, recapitalize their balance sheets or grow through acquisition. Mr. Patrick holds an MBA from the University of Connecticut and a BBA in Finance from Connecticut State University’s Ancell School of Business. Mr. Patrick will bring to the Board diversity and significant experience in corporate development, business turnarounds, financing and financial management both as a chief financial officer and in other senior management positions.

Mr. Patrick will participate in the Company’s standard independent director compensation program and is also expected to enter into the Company’s standard form of indemnification agreement.

Conditional Resignations of Directors

On September 4, 2020, the Board also unanimously approved a proposal to amend the Company’s Certificate of Incorporation to eliminate the classified board and have all directors elected annually by the stockholders. This proposal will be submitted to the Company’s stockholders for their approval at the 2020 Annual Meeting which, as previously reported, is scheduled to be held on November 5, 2020. To facilitate the declassificaiton of the Board in a timely manner if the proposal is approved by the stockholders, each current director has committed to tender his or her resignation as a director following the 2020 Annual Meeting if the proposal is approved and the amendment is implemented, provided that he or she is a director at that time. Each director is expected to be reelected to the Board by the remaining members of the Board for a term that will expire at the 2021 Annual Meeting. The proposal will be described in greater detail in the Company’s proxy statement for the 2020 Annual Meeting.

Item 7.01	Regulation FD Disclosure.

On September 8, 2020, the Company issued a press release regarding the matters discussed in Item 5.02 above and Item 8.01 below. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 incorporated by reference herein, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), except as otherwise expressly stated in such filing.

Item 8.01.	Other Events.

On September 4, 2020, the Board also unanimously approved a proposal to effect a reverse stock split of the Company’s outstanding shares of common stock, at a reverse stock split ratio of one-for-ten shares (the “Reverse Stock Split”). This proposal will also be submitted to the Company’s stockholders for their approval at the 2020 Annual Meeting. As previously reported, the Company received a notice from the New York Stock Exchange (the “NYSE”) in April 2020 stating that it was not in compliance with the NYSE’s minimum price continued listing requirements. The primary objective in proposing the Reverse Stock Split is to raise the per share trading price of the Company’s common stock to better enable the Company to satisfy the NYSE minimum price listing standard and thereby maintain the listing of its common stock on the NYSE. The Board retains the authority not to proceed with the Reverse Stock Split even if approved by the stockholders if it determines that effecting the Reverse Stock Split would not be in the best interests of the Company and its stockholders.

On September 8, 2020, the Company also announced that Axar Capital Management, LP (“Axar”), after determining that it will not be able to reach an agreement with the Special Committee of the Company’s Board of Directors on terms that would be satisfactory to Axar, has withdrawn its proposal to acquire all of the outstanding shares of common stock of the Company not owned by Axar or its affiliates.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 8, 2020. *

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2020	STONEMOR INC.

	By:	/s/ Austin K. So
Austin K. So
Senior Vice President, Chief Legal Officer and Secretary